UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

INTELLIGENT CLOUD

RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-202294	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8717 N. Mattox Rd. Apt C198 Kansas City, MO	64154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (647) 478-6385

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreements.

On December 8, 2015 and December 31, 2015, Intelligent Cloud Resources, Inc. (the “Company”) entered into two 10% Convertible Promissory Notes with Mini Investors Inc. (the “Holder”), in the principal amount of $25,000 and $70,000, respectively (the “Notes”). The Notes contain substantially similar terms, representations and other provisions.

The Notes have a maturity date of 18 months from the applicable date of the Notes and accrue simple interest at a rate of 10% per annum. The initial interest payment being made in advance in cash or common stock (at $0.50 per share), at the discretion of the Company, within 2 business days of the maturity date. Subsequently, interest payments will be made on each six-month anniversary of the applicable date of the Notes commencing on the first anniversary of the applicable dates of the Notes.

The Notes are convertible any time after the applicable date of the Notes, and the Holder has the right to convert the Notes into shares of the Company’s common stock at a conversion price equal to $0.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions and any issuances of securities below the conversion price of the Note.

In the event of default (including expiration of grace period or failure to cure), the Holder has the right to require the Company to pay all principal and interest then remaining unpaid on the Notes. Additionally, the conversion price will be permanently reduced to the lesser of $0.25 per share or the 10-day VWAP price then in effect.

The foregoing description of the Notes is qualified in its entirety by reference to the provisions of the Form of 10% Convertible Promissory Note filed as Exhibit 4.1 to this Report, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The securities underlying the Notes are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D and/or Regulations S as promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Form of 10% Convertible Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT CLOUD RESOURCES, INC.

Date: January 15, 2016	By:	/s/ Fatima Khan
Fatima Khan, Chief Executive Officer (Principal Executive Officer)

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